Exhibit 10.2
Execution Version

TRANSACTION AGREEMENT

BY AND AMONG

CVR PARTNERS, LP,

COFFEYVILLE RESOURCES, LLC,

RENTECH, INC.,

DSHC, LLC

AND

RENTECH NITROGEN HOLDINGS, INC.

TRANSACTION AGREEMENT
This TRANSACTION AGREEMENT (this “Agreement”) is made and entered into as of August 9, 2015 by and among CVR Partners, LP, a Delaware limited partnership (the “Partnership”), Coffeyville Resources, LLC, a Delaware limited liability company (the “Sole Member”), Rentech, Inc., a Colorado corporation (the “Target Parent”), Rentech Nitrogen Holdings, Inc., a Delaware corporation (“Holdings”), and DSHC, LLC, a Delaware limited liability company (“DSHC” and, together with the Target Parent and Holdings, the “Partnership Unitholders”), as holders of outstanding Common Units of the Partnership.
RECITALS
WHEREAS, this Agreement is made in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among the Partnership, Lux Merger Sub 1 LLC, a Delaware limited liability company, Lux Merger Sub 2 LLC, a Delaware limited liability company, Rentech Nitrogen Partners, L.P., a Delaware limited partnership (“Target”), and Rentech Nitrogen GP, LLC, a Delaware limited liability company (the “Target GP”), and the issuance of the Partnership Common Units on the Closing Date pursuant to the Merger Agreement; and
WHEREAS, parties hereto desire to implement certain agreements relating to the Partnership and the Common Units of the Partnership.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01    Definitions. Capitalized terms used herein without definition shall have the meanings given to them in the Merger Agreement, except that the terms set forth below are used herein as so defined:
“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling”, “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, including but not limited to voting securities, by contract or agency or otherwise.
“Agreement” has the meaning specified therefor in the introductory paragraph.
“Cause” shall exist for any director if the Sole Member determines, in good faith, that such director engaged in (a) acts or omissions constituting a breach of such director’s applicable duties to the Partnership or its partners, or any of the Partnership’s subsidiaries, as such duties are consistently applied to other directors of the Partnership GP or (b) acts or omissions that involve crimes of moral turpitude.
“Common Units” means common units representing limited partner interests in the Partnership.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Included Assignees” means any Permitted Assignee that is (a) a wholly owned direct or indirect Subsidiary of Target Parent (provided that such subsidiary remains a wholly owned direct or indirect Subsidiary of Target Parent) or (b) for only the first year after Closing, any fund managed by or affiliated with GSO Capital Partners LP.
“Lock-up Securities” has the meaning specified therefore in Section 2.01(a).
“Merger Agreement” has the meaning specified therefor in the recitals of this Agreement.
“Partnership” has the meaning specified therefor in the introductory paragraph.
“Partnership Common Units” means Common Units issued to the Partnership Unitholders pursuant to the Merger Agreement.
“Partnership GP” means CVR GP, LLC, a Delaware limited liability company and the general partner of the Partnership.
“Partnership GP LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the Partnership GP, dated April 13, 2011, as amended from time to time.
“Partnership Unitholders” has the meaning specified therefor in the introductory paragraph.
“Permitted Assignee” has the meaning specified therefor in Section 2.01(b).
“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, governmental authority, or any group comprised of two or more of the foregoing.
“Representatives” means with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.
“Restricted Period” has the meaning specified therefore in Section 2.02(a).
ARTICLE II
LOCK-UP AND STANDSTILL
Section 2.01    Lock-up Agreement.
(a)    During the period commencing on the Closing Date and continuing for 180 days after the Closing Date, without the prior written consent of the Partnership, the Partnership Unitholders shall not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer (by gift or otherwise) or dispose of, directly or indirectly, any Partnership Common Units or any securities convertible into or exercisable or exchangeable for Partnership Common Units (collectively, the “Lock-up Securities”) or publicly disclose the intention to make any offer, sale, pledge or disposition, (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Partnership Common Units or such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Partnership Common Units or such other securities, in cash or otherwise or (iii) make any demand for or exercise any right with respect to the registration of any of the Lock-up Securities. Notwithstanding the foregoing, the Partnership Unitholders shall be permitted to (A) transfer Partnership Common Units to a Permitted Assignee in accordance with Section 2.01(b) and (B) pledge the Partnership Common Units pursuant to the documents described on Schedule A hereto (and transfer the Partnership Common Units upon the exercise of remedies thereunder).
(b)    Notwithstanding the foregoing provision of Section 2.01(a), the Partnership Common Units may be transferred or assigned by the Partnership Unitholders (i) in whole or in part to any wholly owned direct or indirect Subsidiary of Target Parent (provided that such subsidiary remains a wholly owned direct or indirect Subsidiary of Target Parent) or (ii) in whole or in part to any fund managed by or affiliated with GSO Capital Partners LP (each, a “Permitted Assignee”); provided that (A) the Partnership is given prompt written notice of any said transfer or assignment, stating the name and address of each such Permitted Assignee and identifying the securities that are being transferred or assigned, and (B) each such Permitted Assignee executes an agreement including terms and conditions substantially the same as those included in Article II of this Agreement.
(c)    In furtherance of the foregoing, the Partnership and any duly appointed transfer agent for the registration or transfer of the Lock-up Securities described herein, are hereby authorized to decline to make any transfer of Lock-up Securities if such transfer would constitute a violation or breach of this Section 2.01.
Section 2.02    Standstill.
(a)    During the period commencing on the Closing Date and continuing for one year after the Closing Date (the “Restricted Period”), without the prior written consent of the Partnership, the Partnership Unitholders shall not, shall cause their controlled Affiliates and shall use commercially reasonable efforts to cause their Representatives not to, make any public proposal to acquire or acquire, directly or indirectly, by purchase or otherwise, record or beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), of any additional Common Units or enter into any discussions, negotiations, agreements or understandings with any Person with respect to the foregoing, or knowingly advise, assist or encourage or seek to persuade any other Persons in connection with any of the foregoing; provided, however, that the Partnership Unitholders shall not be deemed to violate this Section 2.02(a) by virtue of being deemed to beneficially own Common Units held by any of their Permitted Assignees. Notwithstanding the foregoing, the Partnership Unitholders may acquire Partnership Common Units from Permitted Assignees.
(b)    During the Restricted Period without the prior written consent of the Partnership, the Partnership Unitholders shall not, shall cause their controlled Affiliates not to and shall use commercially reasonable efforts to cause their Representatives not to, directly or indirectly:
(i)    make any public announcement involving the Partnership or any Affiliate of the Partnership with respect to (A) any merger, consolidation, business combination, recapitalization, restructuring or other similar transaction or series of transactions, (B) any issuance of Common Units or (C) any sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Partnership to any Person;
(ii)    make, or in any way participate in, any “solicitation” (as such term is defined in Regulation 14A of the Exchange Act) of proxies or consents to vote any securities of the Partnership under any circumstances in connection with a merger or acquisition of the Partnership, or deposit any securities of the Partnership in a voting trust, grant any proxies to or subject them to a voting agreement or other agreement of similar effect (it is understood and agreed that this clause (ii) shall not prohibit the Partnership Unitholders from voting any securities of the Partnership in their sole discretion);
(iii)    form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any of securities of the Partnership, other than a group including solely the Partnership Unitholders and their Permitted Assignees;
(iv)    disclose any intention, plan or arrangement to change any of the members of the Board of Directors of the Partnership GP (other than pursuant to their rights hereunder), any of the executive officers of the Partnership GP or the organizational documents of the Partnership GP, other than to the Partnership, directors of the Partnership GP or the Partnership Unitholders and their respective advisors (it is understood and agreed that this clause (iv) shall not prohibit the Partnership Unitholders from voting any securities of the Partnership in their sole discretion);
(v)    call, request the calling of, or otherwise seek the calling of a special meeting of the unitholders of the Partnership;
(vi)    seek, alone or in concert with any other Person or Persons, to remove the Partnership GP;
(vii)    publicly disclose any intention, plan or arrangement inconsistent with the foregoing, or
(viii)    enter into any discussions, negotiations, agreements or understanding with any Person with respect to the foregoing, or knowingly advise, assist, encourage or seek to persuade any other Persons in connection with any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing; or
(ix)    seek a waiver of any of the provisions of this Section 2.02(b);
it being understood that nothing in this Section 2.02(b) shall restrict or prohibit any director appointed by the Partnership Unitholders hereunder from taking any action, or refraining of taking any action, which he or she determines, in his or her reasonable discretion, is necessary to fulfill his or her duties as a member of the Board of Directors of the Partnership GP.
ARTICLE III
BOARD OF DIRECTORS
Section 3.01    Size of Board. On the Closing Date, the Board of Directors of the Partnership GP shall be increased by two directors, who shall be appointed by the Partnership Unitholders, and shall include a total of up to eleven directors.
Section 3.02    Director Designation Rights.
(a)    Effective as of the Closing Date or such later date as the Partnership Unitholders and their Included Assignees may determine, and for so long as the Partnership Unitholders and their Included Assignees have record and beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Partnership Common Units that constitute at least 15% of the outstanding Common Units, the Partnership Unitholders shall be entitled to appoint two directors to the Board of Directors of the Partnership GP.
(b)    Effective as of the Closing Date or such later date as the Partnership Unitholders and their Included Assignees may determine, and for so long as the Partnership Unitholders and their Included Assignees have record and beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Partnership Common Units that constitute less than 15% but at least 7.5% of the outstanding Common Units, the Partnership Unitholders shall be entitled to appoint one director to the Board of Directors of the Partnership GP.
(c)    If at any time the Partnership Unitholders and their Included Assignees have record and beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Partnership Common Units that constitute less than 7.5% of the outstanding Common Units, the right of the Partnership Unitholders to appoint one or more directors pursuant to this Agreement shall forever terminate.
(d)    If, following appointment to the Board of Directors of the Partnership GP, a director appointed by the Partnership Unitholders resigns or is otherwise unable to serve for any reason, or is removed, and the Partnership Unitholders still have the right to appoint such director pursuant to Section 3.02(a) or Section 3.02(b), then, the Partnership Unitholders shall be entitled to designate a replacement director. The Partnership Unitholders may cause the removal of any director appointed by the Partnership Unitholders for any reason. The Sole Member may remove any director appointed by the Partnership Unitholders only for Cause or pursuant to clause (e) below.
(e)    In the event that the Partnership Unitholders and their Included Assignees cease to hold the minimum percentage of the outstanding Common Units that entitles the Partnership Unitholders to appoint a director to the Board of Directors of the Partnership GP pursuant to Section 3.02(a) or Section 3.02(b), the Sole Member may remove such director from the Board of Directors of the Partnership GP for any reason.
(f)    By written notice to the Partnership GP, the Partnership Unitholders may, in their sole discretion, unilaterally terminate or waive their right to appoint directors to the Board of Directors of the Partnership GP pursuant to this Section 3.02.
Section 3.03    Indemnification and Insurance. The Partnership shall provide the director designees of the Partnership Unitholders the right to enter into any indemnification agreement that it or the Partnership GP enters into with other directors of the Partnership GP. For so long as the Partnership Unitholders have the right to appoint directors to the Board of Directors of the Partnership GP pursuant to Section 3.02(a) or Section 3.02(b), the Partnership GP shall maintain director and officer insurance covering the director designees of the Partnership Unitholders in such amounts and with such coverage as shall be determined by such Board of Directors of the Partnership GP.
Section 3.04    Sole Member Obligations. The Sole Member agrees to take all actions reasonably necessary under the Partnership GP LLC Agreement and otherwise to effectuate the provisions of this Article III. The Sole Member shall not amend the Partnership GP LLC Agreement to include any provision that is inconsistent with such provisions.
ARTICLE IV
CERTAIN OTHER AGREEMENTS
Section 4.01    Transition Services Agreement. In order to ensure the orderly transition of the business of the Target and its Included Subsidiaries to the Partnership, Target Parent and the Partnership shall negotiate in good faith a Transition Services Agreement between the Partnership and the Target Parent or its Affiliates, pursuant to which Target Parent or its Affiliates shall provide customary human resources, information technology and financial reporting, tax, treasury, insurance, legal and other general support services to the Partnership, and which shall be executed and delivered by the parties thereto and become effective as of the Closing. The service fee for such services shall include all direct and indirect costs incurred by a service provider other than share-based compensation, subject to escalation, advance notice of termination and other terms as shall be mutually agreed upon by the parties.
Section 4.02    Services Agreement. Effective as of the Closing, the Target Parent shall terminate the Services Agreement, dated as of November 9, 2011, by and among the Target, the Target GP and the Target Parent, without any further obligation or liability of the Target, Target GP or their Subsidiaries of any kind or nature, and the Target Parent shall deliver to the Partnership in connection with the Closing evidence reasonably satisfactory to the Parent of such termination; provided, however, that the obligations of Target, Target GP and their Subsidiaries to reimburse Target Parent or its Affiliates for reasonable out-of-pocket costs under the Services Agreement incurred prior to the date of such termination shall survive such termination.
Section 4.03    Separation Agreement. Target Parent shall, when executed and delivered by the other parties thereto in accordance with the Merger Agreement, execute and deliver the Separation Agreement.
ARTICLE V
MISCELLANEOUS
Section 5.01    Effectiveness. In the event that the Merger Agreement is validly terminated pursuant to its terms, on the date of such termination, this Agreement automatically shall terminate and shall be of no further force or effect.
Section 5.02    Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by facsimile transmission, or mailed through a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, that notices of a change of address will be effective only upon receipt thereof):
if to the Partnership or the Sole Member to:

CVR GP, LLC
10 East Cambridge Circle Drive, Suite 250
Kansas City, Kansas 66103
Attention: General Counsel
Facsimile: (913) 982-0976

with a copy to (which does not constitute notice):

Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Attention: Jeffery B. Floyd and E. Ramey Layne
Facsimile: (713) 615-5660

if to the Partnership Unitholders to:

Rentech Nitrogen Partners, L.P.
10877 Wilshire Boulevard, 10th Floor
Los Angeles, CA 90024
Attention: Colin M. Morris
Facsimile: (310) 208-7165

with a copy to (which does not constitute notice):

Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attention: Anthony J. Richmond and David A. Zaheer
Facsimile: (650) 463-2600

Notices will be deemed to have been received (x) on the date of receipt if (i) delivered by hand or a nationally recognized overnight courier service or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by fax (to such number specified above or another number or numbers as such Person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery) or (y) on the date five (5) Business Days after dispatch by certified or registered mail.
Section 5.03    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties.
Section 5.04    Assignment of Rights. No party hereto may transfer or assign any portion of its rights and obligations under this Agreement without the prior written consent of the other party or parties except in accordance with Section 2.01(b).
Section 5.05    Recapitalization, Exchanges, etc. Affecting the Common Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of the Partnership or any successor or assign of the Partnership (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Partnership Common Units, and shall be appropriately adjusted for combinations, recapitalizations and the like occurring after the date of this Agreement.
Section 5.06    Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.
Section 5.07    Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original, and all of which, when taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., pdf) will be effective as delivery of a manually executed counterpart hereof.
Section 5.08    Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
Section 5.09    Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the Laws of the State of Delaware, without giving effect to any conflicts of law principles that would result in the application of any Law other than the Law of the State of Delaware.
Section 5.10    Exclusive Jurisdiction in Delaware; Specific Performance.
(a)    The parties hereto submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, to the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim shall be heard and determined in such Delaware court or, to the extent required by applicable Law, in such Federal court. The parties agree that a final judgment in any such claim is conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Each of the parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any Delaware state or Federal court located in the State of Delaware and the defense of an inconvenient forum to the maintenance of such claim in any such court.
(b)    The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 5.10(b) in the Delaware Court of Chancery or any state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) either party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.10(b), and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
Section 5.11    WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 5.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
Section 5.12    Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions: (a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used; (b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate; (c) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation; (d) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings; (e) the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”; (f) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;(g) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders; (h) this Agreement has been jointly prepared by the parties, and this Agreement will not be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any party had a greater or lesser hand in drafting this Agreement; (i) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement; (j) any references herein to a particular Section or Schedule means a Section or Schedule to this Agreement unless otherwise expressly stated herein; and (k) all references to days mean calendar days unless otherwise provided.
Section 5.13    Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.
Section 5.14    Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.
Section 5.15    Amendment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, each of the parties, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 5.16    Further Assurances. Each party hereto shall cooperate with each other and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.
(Signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CVR PARTNERS, LP

By:    CVR GP, LLC, its General Partner

By:         /s/ Mark A. Pytosh_______________
Name:    Mark A. Pytosh
Title:    Chief Executive Officer and President

COFFEYVILLE RESOURCES, LLC

By:         /s/ John J. Lipinski_______________
Name:    John J. Lipinski
Title:    Chief Executive Officer and President

RENTECH, INC.

By:         /s/ Keith B. Forman______________
Name:    Keith B. Forman
Title:    President & Chief Executive Officer

RENTECH NITROGEN HOLDINGS, INC.

By:         /s/ Keith B. Forman______________
Name:    Keith B. Forman
Title:    President & Chief Executive Officer

DSHC, LLC

By:         /s/ Colin Morris_________________
Name:    Colin Morris
Title:    President

SCHEDULE A
Collateral Documents

1.
Second Amended and Restated Term Loan Credit Agreement, to be dated as of the Closing Date, by and among Rentech Nitrogen Holdings, Inc., the lenders party thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative agent

2.	Second Amended and Restated Guaranty Agreement, to be dated as of the Closing Date, by and among Rentech, Inc., the subsidiary guarantors party thereto, and Credit Suisse AG, Cayman Islands Branch

3.	Amended and Restated Pledge Agreement, dated as of February 12, 2015, by and between Rentech Nitrogen Holdings, Inc. and Credit Suisse AG, Cayman Islands Branch

4.
Collateral Reaffirmation Agreement, to be entered into on the Closing Date, by and between the Rentech Nitrogen Holdings, Inc., Rentech, Inc. and the other loan parties party thereto and Credit Suisse AG, Cayman Islands Branch

US 3690679v.9